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                                                                   EXHIBIT 10.14

                           GLOBESPAN TECHNOLOGIES INC.



                             KEY EMPLOYEE AGREEMENT
                                       for
                                  ARMANDO GEDAY



               This Employment Agreement ("Agreement") is entered into as of the 1st day of April, 1997, by and between ARMANDO GEDAY ("Executive") and GLOBESPAN TECHNOLOGIES INC., a Delaware corporation (the "Company").

               WHEREAS, the Company desires to employ Executive to provide personal services to the Company, and wishes to provide Executive with certain compensation and benefits in return for his services; and

               WHEREAS, Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

               NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

               1. EMPLOYMENT BY THE COMPANY.

                      1.1 The Company agrees to employ Executive in the position of Chief Executive Officer, and Executive hereby accepts such employment effective as of the date of this Agreement. During the term of his employment with the Company, Executive will devote substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company's general employment policies) to the business of the Company.

                      1.2 Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with the position of Chief Executive Officer consistent with the provisions of the Bylaws of the Company and as reasonably required by the Company's Board of Directors (the "Board"). The Executive will also serve as a member of the Company's Board.

                      1.3 The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company relating to protection of confidential information and assignment of inventions.

                      1.4 Unless terminated pursuant to its terms, the term of this Agreement shall be for two years provided however commencing on April 1, 1998, and each day thereafter the term of this Agreement shall automatically be extended for one additional day so that thereafter the remaining term of this Agreement shall always be for one year.


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               2. COMPENSATION.

                      2.1 SALARY. Executive shall receive, for services to be rendered under this Agreement, an annualized base salary of $200,000, payable in installments consistent with the Company's payroll policies. The base salary shall be subject to annual review by the Board of Directors, but in no event shall the base salary be reduced to an amount that is lower than the base salary for the prior year. In addition to the above salary the Company will pay to Executive upon commencement of employment a fully taxable signing bonus of $50,000 which shall be subject to reimbursement should Executive voluntarily terminate his employment with the Company without Good Reason on or before December 31, 1997.

                      2.2 EQUITY PLAN. Executive will be eligible to participate in the Company's 1996 Equity Incentive Plan (the "Plan") to the full extent allowed under the terms of the Plan. The Executive is hereby granted an option for 465,300 shares at an exercise price of one dollar ($1) under the Plan. Twenty-five percent (25%) of the shares subject to such option grant will vest on the first anniversary date of this Agreement and six and one quarter percent (6.25%) of such shares will vest at the end of each three month period thereafter (for full vesting after four (4) years). Notwithstanding the foregoing, (a) fifty percent of the remaining unvested options shall vest upon the transfer to one or more transferees of more than fifty percent of all of the voting shares of the Company, occurring in a single transaction or series of related transactions, where the principal shareholders or affiliates thereof of the Company prior to the first of such transactions own less than fifty-one percent of the voting power of the Company after such transaction(s) (a transfer to an affiliated entity or a public offering of the common stock of the Company shall not cause accelerated vesting or be considered a change of control) and
(b) one hundred percent of the remaining unvested options shall vest upon a transfer described in (a) if the aggregate value of the Company (based on the consideration paid for the Company common stock in the transaction and including the value of the remaining common stock not so purchased) shall be more than $100,000,000. In addition thereto if, prior to July 1, 1998, (i) such a change of control occurs and the aggregate value of the transaction including the value of the remaining common stock not so purchased shall be less than $100,000,000, and (ii) Executive disagrees with such valuation, and (iii) Executive secures a written opinion of an independent investment banker that the then current fair market value of the Company is significantly above such value, then all the remaining unvested options shall immediately vest upon such change of control. The provisions of the relevant option plans are incorporated herein by reference; provided, however that where such terms are inconsistent with the terms hereof the terms of this Agreement shall prevail. Subject to the prior sentence and the provisions of Section 5.2, the options shall be evidenced by the Company's standard Nonstatuatory Stock Option Grant Notice and Agreement.

                      2.3 INCENTIVE BONUSES. Executive will be eligible for (i) a quarterly calendar bonus of $50,000 each calendar quarter for achieving certain goals to be determined in writing by Executive and the Board within sixty days of the date of this Agreement, and (ii) $100,000 if the Company achieves $21,000,000 in total revenue for the 1997 fiscal year and an additional $100,000 if the Company achieves $25,000,000 for such fiscal year. For subsequent fiscal years the Executive shall be eligible to earn equal or greater quarterly and two level revenue bonuses based upon goals and revenue targets as determined by the Board and the Executive. Notwithstanding the above, unless the Executive shall be terminated for Cause or



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shall terminate his employment without Good Reason prior to October 1, 1997, the
Executive and the Company agree that for fiscal year 1997 the aggregate of the incentive bonuses specified in this Section 2.3 and the base salary received or due the Executive for performance in fiscal year 1997 shall not be less than $500,000. Incentive bonuses and the criteria for payment thereafter shall be determined by the Board. If Executive shall terminate his employment or shall be terminated for any reason other than Cause, as hereinafter defined, before the end of the applicable bonus year or the bonus period if shorter a prorated bonus shall be paid for the results to the date of termination and for any firm purchase orders received and accepted by the Company which provide for shipment during the applicable bonus period.

                      2.4 STANDARD COMPANY BENEFITS. Except for the Company's Severance Benefit Plan (if any), Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees generally and to its management and executive employees in specific. In addition to the standard Company benefits the Company will, subject to any local, state, or federal tax withholding requirements (i) reimburse Executive for a reasonable number of trips for Executive and Executive's spouse to look for suitable housing for Executive and Executive's family in the New York/New Jersey area and for reasonable temporary housing in that area for a reasonable time until Executive secures a new residence, (ii) pay for and provide for the packing, moving and unpacking of Executive's household goods related to Executive and Executive's family's move from California to the New York/New Jersey area and (iii) reimburse Executive for all normal and reasonable closing expenses as supported in the closing statement or other appropriate documentation associated with the sale of Executive's primary residence in California. Such closing reimbursement will not include items such a prorata real estate taxes or other costs or expenses that are or would have been incurred by Executive related to Executive's occupancy or ownership prior to its sale.

               3. PROPRIETARY INFORMATION OBLIGATIONS.

                      3.1 AGREEMENT. Executive will execute and will abide by the attached Company's Employee Agreement Regarding Intellectual Property.

                      3.2 REMEDIES. Executive's duties and obligations under said Employee Agreement Regarding Intellectual Property shall survive termination of his employment with the Company. Executive acknowledges that a remedy at law for any breach or threatened breach by him of the Employee Agreement Regarding Intellectual Property would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

               4. OUTSIDE ACTIVITIES.

                      4.1 Except with the prior written consent of the Company's Board of Directors, Executive will not during the term of his employment by the Company undertake or engage in any other employment. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.



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                      4.2 Except as permitted by Section 4.3 or with the prior
written consent of the Board, Executive agrees during the term of his employment by the Company not to acquire, assume, or participate in (directly or indirectly) any position, investment or interest known by him to be adverse, in conflict with, or antagonistic to the Company, its business, or its prospects, financial or otherwise.

                      4.3 During the term of his employment by the Company, except on behalf of the Company, Executive will not have any direct or indirect business connection or interest, in any capacity whatsoever, with any other person or entity known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company if such relationship does cause a conflict of interest. Nothing in this paragraph or paragraph 4.2 shall bar Executive from owning securities of any competitor corporation as a passive investor, so long as his aggregate direct holdings in any one such corporation shall not constitute more than 1% of the voting stock of that corporation.

               5. TERMINATION OF EMPLOYMENT.

                      5.1 EMPLOYMENT AT-WILL. Executive and Company each acknowledge that either party has the right to terminate Executive's employment with the Company at any time for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a duly authorized officer of the Company.

                      5.2 COMPANY-INITIATED TERMINATION WITHOUT CAUSE OR EXECUTIVE TERMINATION FOR GOOD REASON.

                             (a) The Company shall have the right to terminate
Executive's employment with the Company at any time without cause. The Executive shall have the right to terminate his employment for Good Reason and be entitled to the provisions of this paragraph 5.2.

                             (b) If Executive's employment is terminated without
cause by the Company or should the Executive terminate his employment for Good Reason, upon Executive's providing the Company with a signed general release of all claims, a form of which is set forth in Exhibit A (the "Release"), then on the Effective Date of such Release, the Company shall pay to Executive any amount due under Section 2.3 and an amount not to exceed the equivalent of twelve months of his then annualized base salary, subject to standard payroll deductions and withholding and payable in installments consistent with the Company's payroll policies until the earlier of twelve months from termination or the date upon which the Executive commences comparable employment. The aggregate pretax Section 2.3 and base salary payments under the prior sentence shall be not less than $500,000 prorated for the number of months not to exceed twelve that Executive is entitled to receive his annualized base salary hereunder. If a corrective payment is due it shall be paid at the end of such period. In addition thereto Executive's options that would have vested within eighteen months of Executive's termination by the Company without cause or by Executive for Good Reason shall vest upon such termination and, with respect to all vested options, the Executive shall be entitled to exercise such options until the tenth anniversary of the date of this Agreement. The provisions of



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Section 4(iv) of Executive's Notice and Agreement of option grant shall provide for such continued exercisability and the provisions of Section 7 thereof shall permit the Repurchase Period to commence only upon exercise of the options by Executive. Executive's compensation and benefits otherwise cease as of his termination date.

                             (c) For purposes of this Agreement, "Good Reason"
shall mean the occurrence of the following, without Executive's express written consent:

                                 (i) the assignment to Executive of any duties
inconsistent with Executive's status as Chief Executive Officer of the Company;

                                 (ii) a material reduction by the Company in
Executive's annual base salary or incentive opportunity in effect on the date hereof or as the same may be increased from time to time; or

                                 (iii) the Company requiring Executive to be
based anywhere other than its principal executive offices except for required travel on the Company's business to an extent substantially consistent with Executive's customary business travel obligations.

                                 (iv) any reduction or change in Executive's
title, or a material change in Executive's duties, job responsibilities or working conditions without Executive's written consent.

                                 (v) a breach of a material obligation of the
Company hereunder which has not been cured within ten days after written notice by the Executive.

                      5.3 COMPANY-INITIATED TERMINATION FOR CAUSE.

                             (a) The Company shall have the right to terminate
Executive's employment with the Company at any time for cause.

                             (b) "Cause" for termination shall mean: (a)
indictment or conviction of any felony or of any crime involving dishonesty; (b) participation in any fraud against the Company; (c) willful misconduct or gross negligence in the performance of Executive's duties; or (d) intentional damage to any property of the Company.

                             (c) If Executive's employment is terminated at
any time for Cause, he will not be eligible for severance pay, pay in lieu of notice, or any other such compensation.

                      5.4 EXECUTIVE-INITIATED VOLUNTARY TERMINATION.

                             (a) Executive may voluntarily terminate his
employment with the Company at any time, after which no further compensation will be paid to Executive.

                             (b) If Executive voluntarily terminates his
employment, he will not be eligible for severance pay, pay in lieu of notice, or, unless otherwise specified in this



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Agreement, any other such compensation. The Company may however elect to make the payments specified under 5.2 (b) and if so paid the provisions of Section 6 shall apply.

               6. NONINTERFERENCE. While employed by the Company, and for twelve
(12) months immediately following the termination of Executive's employment, Executive agrees not to interfere with the business of the Company by:

                             (a) intentionally and knowingly soliciting or
inducing any employee of the Company to terminate his or her employment in order to become an employee, consultant, or independent contractor to or for any competitor of the Company or any other entity, but only if Executive has become employed by or affiliated with such competitor or other entity within six months of his termination; or

                             (b) using confidential information of the
Company to directly or indirectly solicit the business of any customer, client, vendor, or distributor of the Company which was a customer, client, vendor, or distributor of the Company at the time of termination or at any time in the year immediately preceding that date. Confidential Information shall not include information which (a) was already known to the receiving party prior to the time that it is disclosed by Executive; (b) is in or has entered the public domain through no breach of this Agreement by Executive; (c) has been received from a third party; or (d) is required to be disclosed pursuant to final binding order of a governmental agency or court of competent jurisdiction, provided that the Company has been given reasonable notice of the pendency of such an order and the opportunity to contest it.

               Executive agrees that this restriction is reasonably necessary to protect the Company's legitimate business interest in its substantial relationship with specific customers, and its valuable confidential business information.

               7. GENERAL PROVISIONS.

                      7.1 NOTICES. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the third day after mailing by first-class mail to the Company addressed to Corporate Secretary, Globespan Technologies Inc., 8545 126th Avenue North, Largo, Florida 33773 and to Executive at his address as listed on the Company payroll.

                      7.2 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.

                      7.3 WAIVER. If either party should waive any breach of any provisions of this Agreement, that party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.



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                      7.4 COMPLETE AGREEMENT. This Agreement and its Exhibits,
together with any agreements governing any equity interests which may become available to Executive in conjunction with his employment by the Company, constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by an officer of the Company.

                      7.5 COUNTERPARTS. This agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

                      7.6 HEADINGS. The heading of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

                      7.7 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

                      7.8 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of New Jersey.

                      7.9 ARBITRATION. At the option of either the Company or the Executive, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Red Bank, New Jersey before a neutral arbitrator in accordance with the rules of the American Arbitration Association then in effect. The Company and the Executive shall make every good faith effort to submit any dispute or controversy promptly and to complete the arbitration within 60 days of the election by either party to seek arbitration. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Except as provided in Section 7.10, the expense of such arbitration shall be borne equally by both parties.

                      7.10 ATTORNEY'S FEES. The Company will reimburse the Executive or at his election pay directly the reasonable attorney fees and expenses related to the negotiation and execution of this Agreement; provided however that such payment will be "grossed up" for any federal or state taxes. In the event of a dispute relating to this Agreement which results in judgment or award in Executive's favor, the Company will reimburse Executive for all reasonable fees, including legal fees, incurred by Executive in connection with such dispute.



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               IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                   GLOBESPAN TECHNOLOGIES INC.


                                   By:
                                       -----------------------------------------
                                       James L. Slattery
                                       Vice President & Secretary


                                   Date:  2 October 1997


Accepted and agreed as of the
1st day of April, 1997.


-------------------------
Armando Geday




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                                                                   GLOBESPAN(TM)

               EMPLOYEE AGREEMENT REGARDING INTELLECTUAL PROPERTY

               IN CONSIDERATION of my employment by GlobeSpan Technologies Inc. or any of its affiliates (hereinafter "GlobeSpan"), and my continued employment during such time as may be mutually agreeable, and of the opportunity to receive GlobeSpan private or proprietary information, and other good and valuable consideration:

A. I hereby assign and agree to assign to my employer all my right, title and interest in and to all inventions, discoveries, improvements, ideas, computer, or other apparatus programs and related documentation, and other works of authorship (hereinafter each designated "Intellectual Property"), whether or not patentable, copyrightable or subject to other forms of protection, made created, developed, written or conceived by me during the period of such employment, whether during or outside of regular working hours, either solely or jointly with another, in whole or in part either.

               (1)    In the course of such employment, or

               (2) Relating to the actual or anticipated business or research or development of GlobeSpan, or

               (3) With the use of GlobeSpan's time, material, private or proprietary information, or facilities;

B. I will, without charge to my employer but at its expense, execute a specific assignment of title to GlobeSpan and do anything else reasonably necessary to enable GlobeSpan to secure a patent, copyright or other form of protection for said Intellectual Property anywhere in the world.

C. I further agree that I will keep in confidence and will not, except as required in the conduct of GlobeSpan's business or as authorized in writing on behalf of GlobeSpan, publish, disclose or use, during and after the period of my employment, any private or proprietary information which I may in any way acquire, learn, develop or create by reason of my employment;

D. I further agree that this Agreement does not constitute a contract of employment; and

E. I acknowledge that the copyrights in Intellectual Property created within the scope of my employment, belong to GlobeSpan by operation of law.



------------------------------ ---------------------------  -------------------
Employee's Signature           Employee's Name (Print)            Date


------------------------------
SSN



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                                    EXHIBIT A

                          RELEASE AnD WAIVER OF CLAIMS



               In exchange for payment to me of amounts pursuant to Section 5.2(b) of my Employment Agreement to which this form is attached, I hereby furnish Paradyne (the "Company") with the following release and waiver:

               I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney's fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including the execution date of this Release with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment including, but not limited to, discrimination claims, claims under the Florida Civil Human Rights Act of 1977, as amended, and the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay (including benefits available under the Paradyne Staff Reduction Policy, if any) or any form of compensation.

               I also acknowledge that I have read and understand the following statement, which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and under that statement and any law of Florida or any other jurisdiction of similar effect with respect to any claims I may have against the Company.

               I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I have the right to consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement: and (3) following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven (7) day revocation period has expired.

Date:                                      By:
     -------------------------------          ----------------------------------




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